Exhibit 99.1

ONCOTHYREON ANNOUNCES APPOINTMENT OF
DOUGLAS E. WILLIAMS, PH.D., TO BOARD OF DIRECTORS

Seattle, Washington - October 5, 2009 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) today announced the appointment of Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics, Inc. (Nasdaq: ZGEN), to its board of directors.

“We are pleased to welcome Doug to our board of directors and look forward to the contributions he will make to Oncothyreon. His extensive experience in drug development, research and operations will be invaluable,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon.

Dr. Williams joined ZymoGenetics in 2004 and has served as a director and Chief Executive Officer since January 2009.  He has held senior level positions at a number of prominent biotechnology companies, including Seattle Genetics, Inc., Immunex Corporation, and Amgen, Inc. As Executive Vice President and Chief Technology Officer at Immunex, Dr. Williams played a significant role in the discovery and early development of Enbrel, the first biologic approved for the treatment of rheumatoid arthritis. Dr. Williams currently serves as a director of Array BioPharma Inc. and Aerovance, Inc. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com